SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Under the Securities Exchange Act of 1934

INFORMATION TO BE INCLUDED IN STATEMENTS FILED
PURSUANT TO RULES 13D-1(B), (C) AND (D) AND
AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)

(Amendment No. 20)

RUDDICK CORPORATION
(Name of Issuer)

Common Stock
(Title of class of securities)

781258-10-8
(CUSIP Number)

         Check the appropriate box to designate the rule pursuant to which this schedule is filed:

[ ] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[x] Rule 13d-1(d)

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Schedule 13G                                   Page 2 of 5 Pages

CUSIP No. 781258-10-8

_______________________________________________________________

1)     Names of Reporting Persons/I. R. S.
       Identification Nos. of Above Persons (Entities Only):

              R. Stuart Dickson
_____________________________________________________________

2) Check the Appropriate Box if a Member of a Group:

(a)
(b)

_______________________________________________________________

3) SEC Use Only:

_______________________________________________________________

4) Citizenship or Place of Organization:

United States _______________________________________________________________

Number of     (5) Sole Voting Power:           953,716
Shares Bene-
ficially       (6) Shared Voting Power:       1,785,010
Owned by
Each Report-   (7) Sole Dispositive Power:       868,828
ing Person
With           (8) Shared Dispositive Power:    1,785,010

_______________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person:

                     2,738,726

_______________________________________________________________

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares:
                                                    /X/

_______________________________________________________________

11) Percent of Class Represented by Amount in Row 9:

                       5.9%

_______________________________________________________________

12) Type of Reporting Person:

                     IN

_______________________________________________________________

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SCHEDULE 13G (continued)                                 Page 3 of 5 Pages

Item 1(a): Name of Issuer: Ruddick Corporation

Item 1(b): Address of Issuer's Principal Executive Offices:
                301 South Tryon Street, Suite 1800
                Charlotte, North Carolina 28202

Item 2(a): Name of Person Filing: R. Stuart Dickson

Item 2(b): Address of Principal Business Office or, if none, Residence:
               301 South Tryon Street, Suite 1800
               Charlotte, North Carolina 28202

Item 2(c): Citizenship: U. S.

Item 2(d): Title of Class of Securities: Common Stock

Item 2(e): CUSIP Number: 781258-10-8

Item 3:     N/A

Item 4: Ownership:

        (a) Amount beneficially owned as of 12/31/01: 2,738,726

        (b) Percent of Class: 5.9%

        (c) Number of shares as to which such person has:

             (i) Sole power to vote or to direct the vote: 953,716

            (ii) Shared power to vote or to direct the vote: 1,785,010

           (iii) Sole power to dispose or to direct the disposition of: 868,828

            (iv) Shared power to dispose or to direct the disposition of: 1,785,010

The filing of this statement shall not be construed as an
admission that the reporting person is, for the purposes of
section 13(d)or 13(g) of the Securities and Exchange Act of 1934,
the beneficial owner of the securities referred to in sub-items
(c)(ii) and (iv) of this Item.

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Schedule 13G (continued)                                     Page 4 of 5 Pages

Item 5: Ownership of Five Percent or Less of a Class: N/A

Item 6: Ownership of More than Five Percent on Behalf of Another Person: N/A

Item 7: Identification and Classification of the Subsidiary Which Acquired
         the Security Being Reported on By the Parent Holding Company: N/A

Item 8: Identification and Classification of Members of the Group: N/A

Item 9: Notice of Dissolution of Group: N/A

Item 10: Certification: N/A

                                              4

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Schedule 13G (continued)                                       Page 5 of 5 Pages

                                 SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12 2002

                                            /s/ R. STUART DICKSON
                                             Name: R. Stuart Dickson

                                        5